CURTISS-WRIGHT CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended Through August 29, 2008
SECOND INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Executive Deferred Compensation Plan (the “Plan”) and has caused the Plan to be amended and restated with respect to compensation earned after December 31, 2004, including amendments adopted through August 29, 2008.

2.
Subsequent to the most recent amendment, the Company has decided to amend the Plan to clarify the Plan provision for accelerated distribution of certain amounts elected to be paid in annual installments over certain specified periods so that it accords with Plan administrative practice and the requirements of Section 409A(a)(3) of the Internal Revenue Code and regulations thereunder.

3.	Section 7.01 of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time.

4.
Section 7.02 of the Plan authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company if they are administrative in nature or have no material financial impact on the Company.

Amendment to the Plan:

1.	Section 4.01(e) is amended in its entirety, effective January 1, 2014, to read as follows:

(e)
Notwithstanding the provisions of subsection (b), if the balance of a Participant’s Deferral Account, determined as of his retirement or termination of employment, is less than the limit under Sec. 402(g)(1)(B) of the Code as in effect for the Plan Year in which his retirement or termination of employment occurs, then the portion of such Deferral Account elected in accordance with the provisions of Sections 4.02(b)(1) or 4.03(c)(1) as applicable shall be void and the entire balance of such Deferral Account shall be paid to him in a single lump sum in accordance with the Single Sum payment timing rules under Section 4.02(b) with respect to Participants who retire at or after age 55 or Section 4.03(c) with respect to Participants who terminate from employment prior to age 55.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2014.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: